PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Nine Months Ended
	July 29	July 30
	2007	2006
Cash flows from operating activities:
Net income	$24,161	$19,513
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	72,234	67,594
Gain on sale of facility and other	(3,027)	-
Gain on sale of investments	(257)	-
Minority interest in income of consolidated subsidiaries	2,424	3,710
Consolidation, restructuring and related charges	-	13,216
Changes in assets and liabilities and other	(1,461)	(24,135)

Net cash provided by operating activities	94,074	79,898

Cash flows from investing activities:
Purchases of property, plant and equipment	(56,951)	(83,441)
Purchases of short-term investments and other	(5,465)	(64,983)
Proceeds from sales of investments and other	48,253	78,697
Proceeds from sale of facility	5,783	-
Investment in joint venture, technology and supply agreements	(1,000)	(120,505)
Acquisition of additional interest in PK Ltd.	-	(8,432)

Net cash used in investing activities	(9,380)	(198,664)

Cash flows from financing activities:
Repayments of long-term debt and other	(94,587)	(4,725)
Proceeds from long-term debt	3,369	12,218
Proceeds from issuance of common stock	631	1,172
Other	(1,485)	-

Net cash (used in) provided by financing activities	(92,072)	8,665

Effect of exchange rate changes on cash	(1,991)	(709)

Net decrease in cash and cash equivalents	(9,369)	(110,810)
Cash and cash equivalents, beginning of period	129,425	196,049

Cash and cash equivalents, end of period	$120,056	$85,239

Supplemental disclosure of cash flow information:
Change in accrual for purchases of property, plant and equipment	16,480	12,585